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                                                                      EXHIBIT 11

DAUGHERTY RESOURCES, INC.
COMPUTATION OF PER SHARE EARNINGS
(United States Dollars)
Unaudited


         The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the six months ended June 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996. The computations below reflect the 1 for 5 Reverse Stock Split effective June 30, 1998.

                                         SIX MONTHS ENDED
                                         ----------------
                                              JUNE 30                           YEAR ENDED DECEMBER 31
                                              -------                           ----------------------

                                        1999           1998             1998             1997              1996
                                        ----           ----             ----             ----              ----

Net loss applicable to share of
Common Stock and Common

Stock equivalents                   $   177,509     $  (423,650)     $  (902,319)     $(1,405,829)     $  (734,605)

Average number of shares of
Common Stock Outstanding              2,272,782       1,907,050        2,035,188        1,831,926        1,610,168

Common Stock equivalents              1,514,134       1,455,404        1,448,355        1,353,244          283,293

Total shares of Common Stock

and Common Stock equivalents          3,786,916       3,362,458        3,483,543        3,185,170        1,893,461

Primary loss per share of
Common Stock                        $       .08     $      (.22)     $      (.44)     $      (.77)     $      (.46)

Fully diluted loss per share of     $       .05     $      (.13)     $      (.26)     $      (.44)     $      (.39)
Common Stock

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         During periods when the Company incurred net losses, Common Stock equivalents are considered anti-dilutive.


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